Exhibit 2.1

ASSET PURCHASE AGREEMENT

dated August 22, 2018

by and among

LINK MEDIA MIDWEST, LLC,

KEY OUTDOOR, INC.

and

ANGELA K. DAHL

and

ROBERT A. DAHL

1

5	COVENANTS		19
	5.1.	Tax Clearance	19
	5.2.	Employee Matters	19
	5.3.	Right of First Refusal	19

6	INDEMNIFICATION; REMEDIES		20
	6.1.	Indemnification by Seller	20
	6.2.	Indemnification and Payment of Damages by Buyer	20
	6.3.	Procedure for Indemnification -- Third Party Claims	21
	6.4.	Procedure for Indemnification -- Other Claims	21
	6.5.	Survival/Limitations	22
	6.6.	Exclusive Remedy	22

7	GENERAL PROVISIONS		22
	7.1.	Expenses	22
	7.2.	Headings; Construction	23
	7.3.	Public Announcements	23
	7.4.	Availability of Equitable Remedies	23
	7.5.	Notices	23
	7.6.	Further Assurances	24
	7.7.	Waiver	24
	7.8.	Entire Agreement and Modification	24
	7.9.	Assignments, Successors and No Third Party Rights	24
	7.10.	Severability	25
	7.11.	Post-Closing Access	25
	7.12.	Transition Matters	25
	7.13.	Applicable Law	25
	7.14.	Confidentiality	26
	7.15.	Joint and Several	26
	7.16.	Incorporation of Exhibits, Schedules and Disclosure Schedule	26
	7.17.	Counterparts	26
	7.18.	WAIVER OF JURY TRIAL	26

EXHIBITS

Exhibit A	–	Definitions
Exhibit B	–	Bill of Sale, Assignment and Assumption Agreement
Exhibit C	–	Non-Competition Agreement

SCHEDULES

Schedule 2.2(a)	–	Structures
Schedule 2.2(b)	–	Site Leases
Schedule 2.2(c)	–	Advertising Contracts
Schedule 2.2(d)	–	Permits
Schedule 2.2(e)	-	Other Assumed Contracts
Schedule 2.2(f)	-	Vehicles
Schedule 5.2	-	Employees
Schedule 7.12		Transition

DISCLOSURE SCHEDULE

Part 3.2(b)

Part 3.2(c)

Part 3.4

Part 3.5

Part 3.6

Part 3.7(b)

Part3.7(c)

Part 3.8

Part 3.9(a)

Part 3.9(b)

Part 3.9(c)

Part 3.10

Part 3.11

Part 3.14

Part 3.14(a)

Part 3.14(b)

Part 3.15

Part 3.19(a)

Part 3.20(a)

Part 3.20(b)

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is entered into August 22, 2018, by and among LINK MEDIA MIDWEST, LLC (“Link Media”), a Delaware limited liability company (“Buyer”), and KEY OUTDOOR, INC., an Illinois corporation (“Seller”), and ANGELA K. DAHL, an individual resident of Indiana, and ROBERT A. DAHL, an individual resident of Illinois (collectively “Shareholders”). (Buyer, Seller and Shareholders are sometimes herein referred to individually as a “Party” and collectively as the “Parties”).

RECITALS

Seller owns assets used in the business of owning, leasing and operating outdoor signs in the states of Illinois, Iowa and Missouri. Shareholders are the sole equity owners of Seller. Seller desires to sell and assign its outdoor advertising assets and business to Buyer, and Buyer desires to purchase such assets and business and to assume certain liabilities associated with such assets, pursuant to the terms, conditions, limitations and exclusions contained in this Agreement.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

1.	DEFINITIONS

For purposes of this Agreement, the terms listed on Exhibit A attached hereto have the meanings specified or referred to in Exhibit A.

2.	PURCHASE AND SALE OF THE ASSETS; CLOSING

2.1.	Agreement to Purchase and Sell.

Subject to the terms and conditions of this Agreement, Seller hereby agrees to grant, sell, assign, transfer, and deliver all right, title and interest in and to the Assets, free and clear of any Encumbrances (except for Permitted Liens), and Buyer hereby agrees to buy and acquire the Assets from Seller and to assume the Assumed Liabilities upon the terms and conditions set forth in this Agreement.

2.2.	Assets.

The “Assets” are all of the property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, of Seller used in the operation of the Business, except to the extent specifically identified herein as an Excluded Asset, including all of the following:

(a)     All of the outdoor advertising structures and bulletin, poster, static, trivision and digital faces located in the States of Illinois, Iowa and Missouri, including those identified in Schedule 2.2(a), together with all lighting, components, fixtures, parts, appurtenances, and equipment attached to or made a part thereof or used in connection therewith, but excluding the lights on panels 2L6801 and 2L6802 at W/S IL 23 at East Center Street in the LaSalle, Illinois market (collectively, the “Structures”);

(b)     All ground leases, licenses, air rights, encroachment rights, other rights of ingress or egress, and all other grants of the right to place, construct, own, operate or maintain the Structures, as well as any New Structures or Refurbished Structures, on land, buildings and other real property owned by third parties, including Key Properties, and all rights therein (collectively, the “Site Leases”), including those Site Leases listed on Schedule 2.2(b);

(c)     All rights under existing and pending sales, advertising and marketing contracts associated with the Structures, the New Structures and/or the Refurbished Structures (collectively, the “Advertising Contracts”), including those Advertising Contracts listed on Schedule 2.2(c)), and all rights to any advertising copy, vinyls, artwork, creative designs, digital schedules and programs for the management of digital signs associated with the Advertising Contracts or the Structures;

(d)     All state, county, city and other local licenses, authorizations or permits/tags to construct, maintain or operate the Structures, as well as any New Structures or Refurbished Structures, or the Business, (collectively, the “Permits”), including those Permits listed on Schedule 2.2(d);

(e)     The contracts listed on Schedule 2.2(e) (“Other Assumed Contracts”);

(f)     All furniture, fixtures, equipment, vehicles, tools, materials, computer hardware and software, stored data, communication equipment, and leasehold improvements, wherever located, including, without limitation, the vehicles listed on Schedule 2.2(f), but excluding those vehicles listed on Schedule 2.2(x);

(g)     All inventory on hand comprised of sections, panels, parts, replacements, attachments, lighting and wiring components, fixtures, and construction materials of Seller;

(h)     All advance payments, deposits, prepaid items and expenses relating to the Assets, including without limitation all prepaid rentals and deposits under the Site Leases and all prepaid real or personal property Taxes;

(i)     All Books and Records, but excluding those records listed on Schedule 2.2(x); and

(j)     All rights (including any benefits arising therefrom), causes of action, claims and demands of whatever nature (whether or not liquidated) of Seller relating to the Assets, including, without limitation, condemnation rights and proceeds, all transferrable warranties and service rights covering any of the Assets, and all claims and proceeds under casualty, fire and similar insurance policies relating to the Assets with respect to any damage or loss not repaired prior to Closing, but excluding the Briggs potential cause of action listed on Schedule 2.2(x).

Notwithstanding the foregoing, Assets do not include any assets listed on Schedule 2.2(x) (“Excluded Assets”).

2.3.	Agreement to Assume Certain Liabilities.

At the Closing, Buyer shall assume all liabilities and agree to discharge and perform all the obligations under the Assumed Contracts but to the extent and only to the extent that: (i) such obligations are performable on or after the Effective Time; and (ii) such obligations are attributable to events and/or periods arising on or after the Effective Time (hereinafter collectively referred to as the “Assumed Liabilities”). Buyer does not assume or accept assignment of any Contracts except the Assumed Contracts. The Parties will cooperate post-Closing in promptly sending notices to third parties of the assignment of the Assumed Contracts to Buyer.

2.4.	Excluded Liabilities.

Notwithstanding anything contained herein to the contrary, the Excluded Liabilities shall not be assumed by Buyer, but instead shall be paid and discharged by Seller on or prior to the Closing Date or, if later, their due date. “Excluded Liabilities” means all claims against and liabilities and obligations of Seller or any of its Affiliates or predecessors of any nature, whether due or to become due, whether accrued, absolute, contingent or otherwise existing on the Closing Date, or arising out of any transactions entered into or any state of facts existing, or the use, ownership, possession or operation of the Assets or the conduct of Seller’s Business prior to the Closing Date, including, without limitation, the following claims against and liabilities of Seller:

(a)     Any liabilities to the extent not attributable to the Assets;

(b)     Any liability of Seller for Taxes attributable to any period prior to Closing or otherwise arising prior to or from the sale of the Assets under this Agreement;

(c)     Any accounts payable, accrued expenses and all liabilities for or related to indebtedness of Seller to banks, financial institutions, or other Persons;

(d)     Any liabilities of Seller for or with respect to any employees of Seller, including, without limitation, any liabilities pursuant to any compensation, collective bargaining, pension, retirement, severance, termination, or other benefit plan, agreement or arrangement, occurring at or prior to the Effective Time;

(e)     Any liabilities for barter (except to the extent that Buyer has been compensated in cash for such liabilities) or trade transactions involving advertising or sales commissions for advertising;

(f)     Any liabilities of Seller arising under the Assumed Contracts that are not Assumed Liabilities;

(g)     Any liabilities of Seller for existing litigation and other matters disclosed on Part 3.12(b) of the Disclosure Schedule; and

(h)     Any other liabilities of Seller that are attributable to or arise from facts, events, or conditions that occurred or came into existence prior to the Effective Time.

2.5.	Closing.

The purchase and sale of the Assets (the “Closing”) provided for in this Agreement is taking place remotely via the electronic exchange of documents and signatures (with an exchange of original signatures by overnight mail) simultaneously with the execution and delivery of this Agreement. The effective time of the Closing shall be as of 11:59 pm Central Time on the date of this Agreement (the “Effective Time”) and title to, ownership and control over and risk of loss shall pass to Buyer at the Effective Time. ”).

2.6.	Purchase Price.

(a)     In consideration for the Assets and all other agreements hereunder, Buyer shall assume the Assumed Liabilities, and pay Seller by wire transfer Thirty Eight Million Dollars ($38,000,000.00), subject to the adjustments in Section 2.6(b) below (the “Purchase Price”) less (i) a holdback in the amount of One Million Nine Hundred Thousand Dollars ($1,900,000) which shall be held by Buyer and disbursed in accordance with Section 2.9 hereof (“Holdback”) and (ii) the Required Consent Holdback as further described in Section 2.8(b) below. The cash amount payable to Seller at Closing shall be referred to herein as the “Closing Consideration.”

(b)     (i) The operation of the Assets and the income and expenses in connection therewith accrued up to the Effective Time shall be for the account of Seller and thereafter shall be for the account of Buyer. The following items of revenue and expense shall be prorated as of the Effective Time: advertising revenue, utility charges, lease rents (excluding prepaid rents of one year or more), permit fees and property Taxes assessed for the year in which the Closing Date occurs (“Prorations”). For the convenience of the Parties, as of the Closing Date, Seller shall have invoiced in the Ordinary Course of Business for all advertising services as of the day before the Closing Date, under the Advertising Contracts and paid the ground rents through the day before the Closing Date. Notwithstanding the foregoing, there shall be no adjustment for, and Seller shall remain solely liable for, the Excluded Liabilities.

(ii) Prorations shall be estimated and paid by appropriate increase or decrease to the Purchase Price, insofar as feasible, on the Closing Date. Prorations shall be finally determined and the difference between the estimated Prorations and the final Prorations shall be paid to the appropriate Party, on or before the ninetieth (90th) day after the Closing Date; provided that proration adjustments based on percentage rents shall be determined within ninety (90) days after the anniversary of each applicable lease term and those based on property Taxes shall be determined within ninety (90) days after the invoices for the 2018 property Taxes are received. Buyer shall give Seller written notice of each proration adjustment when finally determined, including percentage rent adjustments, and any payment that may be due shall be paid by the applicable Party to the other within ten (10) days of receipt of the notice. Seller shall provide to Buyer at least three (3) Business Days prior to the Closing a list delineating the proratable items and the estimated Prorations specified in this Section 2.6(b). Seller also agrees to furnish Buyer with any documents or records in its possession that may be needed for Buyer to confirm the estimated Prorations prior to Closing.

(iii) Provided that Seller’s rights under Watchfire Contract (including warranty rights) and the deposits of $29,180 previously paid are assignable and assigned to Buyer at Closing, Buyer agrees to reimburse Seller for its previously paid deposits of $29,180.00 and to assume the remaining balance due from Seller to Watchfire in the amount of $301,202.52.

(iv) At Closing, Buyer agrees to reimburse Seller for certain severance payments to two former employees of Seller in the following amounts: $4,019.36 for William Thompson, and $19,219.81 for Nathen Kolsto.

2.7.	Transactions and Deliveries at Closing.

The following transactions and deliveries shall take place at Closing:

(a)     The Seller shall deliver to Buyer:

(i)     the Bill of Sale, Assignment and Assumption Agreement, duly executed by Seller;

(ii)     the Non-Competition Agreement, duly executed by Seller and Shareholders;

(iii)     Assignment and Assumption Agreements for certain Site Leases (requiring consent to assignment or advance notice of assignment) duly executed by Seller and lessor;

(iv)     New Office Leases duly executed by Key Properties;

(v)     good standing certificates from each of the states of Illinois, Iowa and Missouri dated not earlier than fifteen (15) days prior to the Closing Date;

(vi)     a certificate of Seller, duly executed by an officer of Seller, certifying as to (A) the Organizational Documents of Seller and (B) all resolutions adopted by the board of directors and shareholders of Seller in connection with this Agreement and the Contemplated Transactions.

(vii)     the Required Consents;

(viii)     the Tax Clearances, which if not available at Closing shall be delivered pursuant to Section 5.1;

(ix)     security interest termination statements and any other evidence of the release of any Encumbrances on the Assets reasonably requested by Buyer;

(x)     appropriate instruments of transfer reasonably required to transfer vehicles and any of the other Assets;

(xi)     an opinion of counsel for Seller and Shareholders in form and substance reasonably satisfactory to Buyer; and

(xii)     such other instruments and documents, in form and substance reasonably acceptable to Buyer, as may be reasonably necessary to effect the assignment of the Assets and the other Contemplated Transactions in accordance with the terms hereof.

(b)     The Buyer shall deliver to Seller:

(i)     the Closing Consideration;

(ii)     the Bill of Sale, Assignment and Assumption Agreement, duly executed by Buyer;

(iii)     the Non-Competition Agreement, duly executed by Buyer;

(iv)     the New Office Leases, duly executed by Buyer;

(v)     certified copies of resolutions unanimously adopted by Buyer’s member, authorizing the execution and delivery of this Agreement and the full and timely performance of Buyer’s covenants, duties and obligations;

(vi)     such other instruments and documents, in form and substance reasonably acceptable to Seller, as may be reasonably necessary to effect the assumption of the Assumed Liabilities and the other Contemplated Transactions in accordance with the terms hereof.

(c)     Seller shall also deliver to Buyer all Books and Records and put Buyer into actual possessions and operating control of the Assets.

(d)     Post Closing, the Buyer shall prepare appropriate instruments for the transfer of Permits in each of the States of Illinois, Iowa and Missouri, as well as for the transfer of any other Assets that have not been transferred at Closing, and the Parties shall cooperate in the prompt completion, execution and submission of these transfer documentation.

2.8.	Third Party Consents.

(a)     To the extent that Seller’s rights under any Assumed Contract or other interest in the Assets may not be assigned without the consent of a third party and such consent has not been obtained before the Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller and Buyer, to the maximum extent permitted by law and any terms of or limitations relating to such asset, shall use their Best Efforts to obtain for Buyer the benefits thereunder after the Closing, and shall cooperate to the maximum extent permitted by law and any terms of or limitations relating to such asset in any reasonable arrangement designed to provide such benefits to Buyer, including any sublease or subcontract or similar arrangement, and if Buyer has obtained such benefits, Buyer shall discharge Seller’s obligations thereunder arising from and after the Effective Time, except for any obligations arising because of a breach by Seller of the underlying Advertising Contract, Site Lease or other interest in the Assets. If the Closing is consummated notwithstanding the absence of such third party consents, at such time as any such consent has been obtained, such Assumed Contract or other interest shall be assigned or transferred to Buyer automatically.

(b)     If certain Required Consents have not been obtained on or before the Closing, the Buyer shall withhold from the Closing Consideration, the holdback amount specified on Schedule 2.8(b) with respect to each such missing Required Consent, and the total amount of such holdback is referred to herein as the “Required Consent Holdback.” When a Required Consent is hereafter obtained and delivered in a form reasonably acceptable to Buyer, Seller shall be entitled to receive the payment of the corresponding portion of the Required Consent Holdback previously withheld with respect to such missing Required Consent. Such payments shall be made by Buyer within thirty (30) days of the end of each calendar month with respect to the Required Consents delivered in the preceding calendar month.

2.9.	Holdback.

The Holdback will be used to satisfy Seller’s liability for Damages in accordance with Article 6 hereof. The amount of the Holdback shall be decreased by any Damages paid to Buyer from the Holdback and any other distributions made therefrom to Seller upon the mutual agreement of Seller and Buyer. One hundred and eighty one days after the Closing Date, Buyer shall distribute to Seller the then amount of the Holdback, if any, in excess of (A) $900,000 plus (B) if there are any then outstanding claims for Damages, an amount equal to the aggregate of such claims which shall continue to be held back until such claim or claims are resolved. Upon the first (1st) anniversary of the Closing Date, Buyer shall distribute to Seller the then amount of the Holdback, if any, less an amount equal to the aggregate of any then outstanding claims for Damages, which shall continue to be held back until such claim or claims are resolved.

2.10.	Allocation of Purchase Price.

Buyer and Seller hereby agree to allocate the total of the Purchase Price (and other payments properly treated as additional Purchase Price for Tax purposes) to the different Assets pursuant to the Code and in accordance with an allocation schedule (the “Allocation Statement”), which shall include an allocation of $100,000.00 to the Non-Competition Agreement attached hereto as Exhibit C, and otherwise to be agreed to in writing within hundred and twenty (120) days following the Closing. If Seller and Buyer are unable to agree on the final Allocation Statement within one hundred and twenty days (120) days following the Closing Date, a third-party appraiser mutually acceptable to Seller and Buyer, the fees of which shall be borne equally by Buyer, on the one hand, and Seller, on the other hand, shall resolve the allocation of the consideration to any items with respect to which there is a dispute between the Parties. The Parties shall each file all income, franchise and other Tax Returns, and execute such other documents as may be required by any Governmental Body, in a manner consistent with the Allocation Statement. The Parties agree to refrain from taking any position inconsistent with such filings or the Allocation Statement.

2.11.	New Office Leases

Subject to the terms and conditions of this Agreement, at Closing the Shareholders will cause Key Properties to enter into new office leases for those four office locations that were previously leased by Seller pursuant to the Key Properties Office Leases (which existing leases shall be terminated immediately prior to Closing), at such lease rates and on such terms and conditions as are satisfactory to all parties (“New Office Leases”).

3.	REPRESENTATIONS AND WARRANTIES OF SELLER

Seller and Shareholders, jointly and severally, represent and warrant to Buyer as follows:

3.1.	Organization and Good Standing.

Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Illinois, with full power and authority to conduct the Business as it is now being conducted, to own or use the Assets it owns or uses, and to perform all its respective obligations. Seller is qualified to do business and is in good standing in the states of Iowa and Missouri. Shareholders own all of the issued and outstanding capital stock of the Seller. Seller has made available to Buyer a complete and correct copy of its Organizational Documents, the same are in full force and effect and Seller is not in violation of the same. Seller does not own or control any capital stock or other ownership interest of any Person.

3.2.	Authority; No Conflict.

(a)     This Agreement and any agreement or documents to be executed at Closing pursuant to this Agreement (collectively, the “Closing Documents”) to which any of Shareholders or the Seller is a party, constitutes the legal, valid, and binding obligation of each, enforceable against him, her or it in accordance with their respective terms. Each of Shareholders has the legal capacity, power and authority and the Seller has the corporate power and authority to execute and deliver this Agreement and the Closing Documents to which each is a party and to perform his, her or its respective obligations hereunder and thereunder, and to consummate the Contemplated Transactions. The execution, delivery and performance of this Agreement and the Closing Documents to which Seller is a party has been specifically authorized by Shareholders and any necessary limited liability company or limited partnership action.

(b)     Except as set forth in Part 3.2(b) of the Disclosure Schedule, neither the execution and delivery by Shareholders or Seller of this Agreement nor the consummation or performance by Shareholders or Seller of any of the Contemplated Transactions will:

(i)     conflict with, violate or result in a breach of (A) any provision of the Organizational Documents of Seller; (B) any Order or any Legal Requirement to which any of Seller, Shareholders, the Business or any of the Assets may be subject; or (C) any Governmental Authorization held by Seller or, to Seller’s Knowledge, that otherwise relates to the Business or the Assets; or

(ii)     (A) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify any material Contract to which any of Seller or Shareholders is a party or any material interest or rights of Seller in or to the Assets; or (B) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.

(c)     Except as set forth in Part 3.2(c) of the Disclosure Schedule, none of the Seller and/or Shareholders are or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3.	Solvency.

By consummating the transactions contemplated hereby, the Seller does not intend to hinder, delay or defraud any of Seller’s present or future creditors. Before giving effect to the transactions contemplated hereby, the Seller has been paying its debts as they become due in the Ordinary Course of Business and, after giving effect to the transactions contemplated hereby, Seller will have paid or discharged all of its debts (or made adequate provision for the payment thereof).

3.4.	Financial Statements; Books and Records.

(a)     Prior to the execution of this Agreement, Seller has delivered to Buyer true and complete copies of the following financial statements which are attached as Part 3.4 of the Disclosure Schedule (the “Financial Statements”):

(i)     The unaudited balance sheets of the Seller as of December 31, 2017 and 2016 and the related unaudited statements of operations, stockholders’ equity and cash flows for each of the fiscal years then ended; and

(ii)     the unaudited balance sheet of the Seller as of July 31, 2018 (“Interim Balance Sheet”), and the related unaudited statements of operations, stockholders’ equity and cash flows for the portion of the fiscal year then ended (the “Interim Financial Statements”).

Except as set forth in the notes thereto and as disclosed in Part 3.4 of the Disclosure Schedule, all such financial statements were prepared in accordance with GAAP and fairly present in all material respects the financial condition and results of operations of the Seller as of the respective dates thereof and for the respective periods covered thereby subject in the case of Interim Financial Statements to normal year-end adjustments and the absence of footnotes.

(b)     The Books and Records of Seller maintained in connection with the Assets, are complete and correct in all material respects and have been maintained in accordance with sound business practices and applicable laws, including the maintenance of an adequate system of internal controls. The Books and Records are in the possession of Seller.

(c)     Since January 1, 2018, there has been no Material Adverse Change, nor is any such change threatened, nor, to the Knowledge of Seller, has there been any damage, destruction or loss to the Assets of the Seller which could have a Material Adverse Effect, whether or not covered by insurance.

(d)     Except as set forth in the Financial Statements or the Disclosure Schedule, Seller has no material liabilities or obligations of any nature affecting the ownership or operation of Assets or the Business.

3.5.	Structures.

(a)     Schedule 2.2(a) contains a complete and accurate list of all of the Structures utilized by Seller in the Business. The Structures are comprised of approximately 720 outdoor advertising Structures located in the States of Illinois, Iowa and Missouri with approximately 1,789 total faces, including 5 Watchfire LEDs. The Seller owns all of the Structures, except for those specifically noted as leased or subleased on Part 3.5(a) of the Disclosure Schedule. Except as set forth on Part 3.5(a) of the Disclosure Schedule, each Structure (i) is located entirely on property leased pursuant to an effective, valid and written Site Lease, (ii) complies in all material respects with the terms of the Permits and Legal Requirements applicable to it, (iii) is either legal and conforming or legal and nonconforming, (iv) is in condition to place and operate advertising, and (v) is not currently the subject of any dispute with any lessor, any lessee or owner of adjacent property or any other Person. Except for the express representations set forth herein, Buyer has satisfied itself as to the physical condition of each Structure and accepts all of the Structures “AS-IS”.

(b)     Except as set forth on Part 3.5(b) of the Disclosure Schedule, none of the Structures is subject to any condemnation or any other take down order. Part 3.5(b) of the Disclosure Schedule also lists any structures that have been taken down in the twelve (12) months prior to the Closing, and the reason for the take down. The Assets include rights of ingress and egress from public roads as necessary to operate the Structures for the respective occupancy term of the Site Lease related to each Structure.

3.6.	Permits.

Schedule 2.2(d) contains a complete and accurate list of all of the Permits owned or utilized by Seller in the Business, including those for any New Structures and Refurbished Structures, which, as of the date hereof, Seller intends to build or refurbish. Except as set forth in Part 3.6 of the Disclosure Schedule, the Permits are owned by Seller and constitute all the licenses, permits, registrations and approvals necessary for the installation, operation and maintenance of the Structures for off-premises advertising. Seller is in material compliance with the terms of the Permits. Each Permit is valid and in full force and effect and Seller is not aware of any fact or event which constitutes a material violation of any Permit. If an annual or other renewal of a Permit is required, all such renewals have been timely made. Seller has not received notice that any Governmental Body issuing any Permit intends to cancel, terminate, modify or amend any Permit.

3.7.	Assumed Contracts.

(a)     Schedule 2.2(b) contains a true and complete list of all Site Leases. Schedule 2.2(c) contains a true and complete list of all Advertising Contracts in effect as of the date hereof. Schedule 2.2(e) contains a true and complete list of all the Other Assumed Contracts.

(b)     Seller has delivered to Buyer true and complete copies of the Assumed Contracts and all amendments thereto. The Assumed Contracts are in full force and effect, and are binding upon Seller and, to Seller’s Knowledge, the other parties thereto, and enforceable in accordance with their terms. Except as set forth in Part 3.7(b) of the Disclosure Schedule, (x) no default by Seller or any other party has occurred under the Assumed Contracts, and (y) to the Knowledge of Seller, no event, occurrence or condition exists which (with or without notice or lapse of time or the happening of any further event or condition) would become a default by Seller thereunder or would entitle any other party to terminate an Assumed Contract, to make a claim or set-off against Seller or otherwise to amend such Assumed Contract or prevent such Assumed Contract from being renewed in accordance with its terms. Seller has not received any notice of default, termination or non-renewal under any Assumed Contract.

(c)     All sales made to advertisers in connection with the Structures have been made pursuant to Advertising Contracts. Seller is current and not holding back any payment of lease rents or other payments under the Site Leases except as set forth on Part 3.7(c)of the Disclosure Schedule.. Except as set forth on Part 3.7(c) of the Disclosure Schedule, (i) none of the Advertising Contracts involves any barter or trade arrangement, and (ii) none of the Site Leases contains lease trades. All prepayments under the Assumed Contracts are also set forth on Part 3.7(c) of the Disclosure Schedule.

3.8.	Title, Encumbrances.

Seller has good title to all of the Assets. There are no existing agreements, options, commitments or rights with, of or to any Person to acquire any of the Assets or any interest therein. There are no Encumbrances on the Assets except for the Permitted Liens and the liens set forth on Part 3.8(c) of the Disclosure Schedule, which shall be released on or before Closing. Seller shall transfer or cause to be transferred good title to the Assets to Buyer at Closing free and clear of all Encumbrances except for Permitted Liens.

3.9.	Real Property.

(a)     The Seller does not own fee simple title to any Real Property. Except for the Site Leases, the only Real Property leased, subleased, licensed, operated or occupied by the Seller are those four (4) office premises (“Leased Office Properties”) leased pursuant to the Key Properties Office Leases and those certain shop locations (“Shop Properties”) leased pursuant to shop leases (“Shop Leases”), each of which, with the location of the premises, is listed on Part 3.9(a) of the Disclosure Schedule. There is no default by Seller, or to the Seller’s Knowledge, by the lessor, under any of such leases; and no condition exists which, upon the passage of time or the giving of notice or both, would cause a default. None of the Leased Office Properties or Shop Properties is occupied by a third party, and no third party has a right to occupy such property. The Seller has provided to the Buyer complete and correct copies of all the Key Properties Office Leases and Shop Leases, including all amendments thereto; no term or condition of any of such leases has been modified, amended or waived except as shown in such copies; and there are no other agreements or arrangements whatsoever relating to the Seller’s use or occupancy of any of the Leased Office Properties or the Shop Properties. Neither Seller nor Key Properties has transferred, mortgaged or assigned any interest in any of the Key Properties Office Leases or the Shop Leases, except those mortgages as disclosed on 3.9(a) of the Disclosure Schedules. Immediately prior to Closing, the Key Properties Office Leases shall have been terminated so that the Leased Office Properties may be leased to Buyer pursuant to the New Office Leases.

(b)     Neither the Seller or the Shareholders nor any of their Related Parties owns any Real Property (or any interest therein) as of the date hereof used in the operation of the Business, except for the Key Properties RE Interests and the Leased Office Properties, all owned and leased by Key Properties. Part 3.9(b) of the Disclosure Schedule contains a true and complete list of all of the Key Properties RE Interests that are used by the Seller. Seller has delivered or made available to Buyer true and complete copies of the Key Properties RE Interests and all amendments thereto and the associated Key Properties Site Leases for such real estate. Key Properties has all right, title and interest in the Key Properties RE Interests and the Leased Office Properties necessary for the grant and performance by Key Properties of the Key Properties Site Leases and the New Office Leases in accordance with their terms.

(c)     Except as noted on Part 3.9(c) of the Disclosure Schedule: (i) none of the Structures nor any of the Key Properties Real Property or any other Real Property that is the subject of the Site Leases are, or, to the Knowledge of Seller, will be, subject to zoning, use, or building code restrictions that will prohibit the continued effective ownership, leasing or other use of such Assets as currently owned and used by Seller, and (ii) Seller has no Knowledge of any pending or Threatened claims, Proceedings, planned public improvements, annexations, condemnations, special assessments, rezonings or other adverse claims affecting the Structures, the Key Properties Real Property or any other Real Property that is the subject of the Site Leases..

3.10.	Asset Necessary for the Conduct of the Business.

The Assets are sufficient for the continued conduct of the Seller’s Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business of the Seller as of the Closing Date. Except as set forth in Part 3.10 of the Disclosure Schedule, the tangible personal property included in the Assets (excluding Structures) is in all material respects in good operating condition and repair (ordinary wear and tear excepted), and adequate for the uses to which it is being put.

3.11.	Taxes.

(a)     Seller has filed or caused to be filed all Tax Returns with respect to the ownership or operation of the Assets and the Business that are or were required to be filed by Seller pursuant to applicable Legal Requirements. Seller has paid, or made provision for the payment of, all Taxes that have become due whether or not shown on those Tax Returns, or pursuant to any assessment received by Seller. Seller has withheld, deducted or collected all Taxes required to be withheld, deducted or collected by Seller, and to the extent required, such Taxes have been paid over to appropriate Governmental Bodies. Seller is not required to collect or pay any sales or use Taxes in any jurisdiction.

(b)     With respect to the assessment, collection or payment of Taxes, (i) there are no investigations, or Proceedings pending, or to Seller’s Knowledge, Threatened against Seller by any Governmental Body, (ii) no claim has been asserted, and (iii) there are no matters under discussion, audit or appeal between the Shareholders (with respect to the Seller) or the Seller and any Governmental Body. No power of attorney relating to Taxes has been granted by or with respect to the Seller. Neither Shareholders (with respect to the Seller) nor the Seller has received any claim or notice from any Governmental Body in a jurisdiction in which the Shareholder or the Seller, as applicable, has not filed Tax Returns, that the Seller is required to file in that jurisdiction or that Seller, its Business, income or assets may be subject to taxation by that jurisdiction. The Seller is not subject to any action or Proceeding of a Governmental Body imposing on the Seller any obligations or liabilities with respect to another Person’s Taxes.

(c)     No unpaid Taxes of Seller, Shareholders or of any Related Person of Seller or Shareholders creates or will create an Encumbrance (other than Permitted Liens) on the Assets. Buyer shall not be or become liable for any Taxes of Seller, Shareholders or any other Person as a result of the Contemplated Transactions.

3.12.	Compliance with Legal Requirements; Proceedings.

(a)     Seller has complied in all material respects with all Legal Requirements applicable to its ownership or operation of the Assets and the Business. Seller has not received within the last three (3) years any notice of any violation or failure to comply with any Legal Requirements relating to the Business, the Assets or their use or operation which violation or failure has not been cured or previously disclosed to Buyer in writing.

(b)     Except as set forth on Schedule 3.12(b), there is no Proceeding pending or, to the Knowledge of Seller, Threatened against Seller or Shareholders or affecting any of the Assets, or that could reasonably be expected to interfere with the consummation of the Contemplated Transactions, and there is no Order to which Seller or the Assets are subject, except that certain “takedown letter” dated June 14, 2016, as noted on Part 3.12 of the Disclosure Schedule.

3.13.	Accounts Receivable.

All accounts receivable of the Seller (i) are bona fide receivables incurred in the Ordinary Course of Business, and (ii) are properly reflected on the Seller’s books and records and balance sheets in accordance with the Seller’s historical accounting practices, consistently applied, No agreement for deduction, free services, discount, set-off or other adjustment has been made by the Seller with respect to any accounts receivable of the Seller except as noted on Part 3.13 of the Disclosure Schedule. To the extent that any bonus panels have been granted or agreed to with any third party (whether or not reflected in any Assumed Contracts), all such bonus panels are on an “as available” basis, except to the extent noted on Part 3.13 of the Disclosure Schedule.

3.14.	Other Contracts.

(a)     Except as disclosed in Part 3.14(a) of the Disclosure Schedule, the Seller is not a Party to or bound by any Other Contract, including (i) any promissory note or any agreement evidencing indebtedness for money borrowed; (ii) any joint venture, partnership or Other Contract involving a sharing of profits, losses, costs or liabilities by the Seller with any other Person; (iii) any Other Contract containing covenants that in any way purport to restrict the business activity of the Seller with respect to the Business; (iv) any power of attorney of the Seller that is currently effective and outstanding; (v) any written warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Seller; (vi) any lease for Real Property (excluding Site Leases, the Key Properties Office Leases and the Shop Leases) or any lease for personal property; (vii) any agreement with a consultant or an independent contractor, including without limitation, for maintenance of Structures or posting of advertising; and (viii) any sales representative or sales agency agreement with third parties, including without limitation, agreements to pay sales commissions with respect to sales of advertising contracts (the Other Contracts described in sections (i)-(vii) are referred to herein as “Material Other Contracts”). The Seller has delivered or made available to Buyer true and complete copies of such Material Other Contracts.

(b)     The Material Other Contracts are in full force and effect, and are binding upon the parties thereto. Except as set forth in Part 3.14(b) of the Disclosure Schedule and except as would not have a Material Adverse Effect, (a) no default by Seller or, to the Sellers’ Knowledge, any other party has occurred under the Material Other Contracts, and (b) no event, occurrence or condition exists which (with or without notice or lapse of time or the happening of any further event or condition) would become a default by Seller thereunder or would entitle any other party to terminate a Material Other Contract, to make a claim or set-off against Seller or otherwise to amend such Material Other Contract.

3.15.	Environmental Matters.

Except as set forth in Part 3.15 of the Disclosure Schedule: (i) Seller is, and has at all times been, in compliance with all Environmental Laws; (ii) Seller has timely filed all reports, obtained and maintained to the extent required all required approvals and permits relating to the Business, and generated and maintained all data, documentation and records under any applicable Environmental Laws; (iii) to the Knowledge of Seller, there has not been any release of the Hazardous Materials at or in the vicinity of the Business, or in areas for which Seller would have responsibility under Environmental Laws; (iv) Seller has not received any notice from any Governmental Body or private or public entity advising it that it is or may be responsible for response costs with respect to a Release, a threatened Release or clean-up of Hazardous Materials produced by, or resulting from, its Business, operations or processes or otherwise; and (v) Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed by Seller pertaining to Hazardous Materials in, on, or under the owned or leased properties included in the Assets. To the best of Seller’s Knowledge, none of the following exists at any Real Property subject to the Site Leases or the Key Properties Office Leases: (i) asbestos-containing materials in any form or condition; (ii) underground storage tanks; (iii) equipment containing polychlorinated biphenyls; or (iv) landfills or other waste disposal areas.

3.16.	Relationships with Affiliates.

Except as provided herein or as set forth on Part 3.16 of the Disclosure Schedule, (a) the Seller is not a party to any Contract with its Affiliates or Shareholders (or a Related Person of Shareholders) relating to the Assets or the Business associated therewith and (b) none of the Seller or its Affiliates and Shareholders or their Related Persons is the owner (of record or as a beneficial owner) of an equity interest or any other financial or profit interest in, a third Person that has business dealings or a material financial interest in any transaction with Seller involving the Assets or the Business associated therewith.

3.17.	Brokers or Finders.

Seller, Shareholders and their Affiliates have not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement, except to Kalil and Company, which obligations will be satisfied by Seller from the Purchase Price at Closing.

3.18.	Insurance.

Seller maintains in full force and effect policies of fire and other casualty, liability and other types of insurance, covering the Assets and the Business and the operation thereof, of the types and with the limits of coverage as is consistent with industry standards for outdoor advertising businesses comparable to the Business. All such policies are in full force and effect, and no notice of cancellation, rescission or other termination has been received by Seller. To the Knowledge of Seller, there is no threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such policies. There is no claim by or on behalf of Seller pending under any of such policies as to which coverage is in question, or is denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. Seller has not received any insurance proceeds within the last twelve months related to the Assets.

3.19.	Employee Benefits Matters.

(a)     Each material program, policy, agreement or arrangement in written form providing to any current or former employee, member, director, officer, consultant or agent of Seller:

(i)     bonus, incentive, commission, fee, director compensation, stock option, stock purchase, stock appreciation right, equity interest or “phantom equity” interest in Seller, incentive compensation, deferred compensation, vacation entitlement, holiday, sick leave, personal leave, employment, consultant, change-in-control, retention, severance, unemployment compensation or other similar compensation or benefits;

(ii)     retirement, profit-sharing, supplementary retirement, excess benefit, savings or similar benefits; and

(iii)     life insurance, accident insurance, workers’ compensation, health, welfare, cafeteria, disability, travel, hospitalization, medical, dental, dependent care, long-term nursing care, legal, counseling, eye care, fringe benefits, tuition benefits, employee assistance or other similar benefits;

(each, a “Compensation and Benefit Plan”) is listed on Part 3.19(a) of the Disclosure Schedule.

(b)     To Seller’s Knowledge, there are no pending or Threatened Proceedings relating to any of the Compensation and Benefit Plans or any compensation and benefit plans, policies, agreements or arrangements that have expired or terminated (other than, in each case, routine claims for benefits), except the claim as disclosed in 3.19(b) of the Disclosure Schedule.

(c)     All of the Compensation and Benefit Plans are in compliance in all material respects with all applicable Legal Requirements, including, but not limited to, the Code and ERISA. All contributions to each Compensation and Benefit Plan that were required to be made under the terms of such Compensation and Benefit Plan, ERISA, the Code, or other applicable Legal Requirements have been made by the due date thereof, including any valid extension.

(d)     Each Compensation and Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or in the case of a master or prototype plan, a favorable opinion letter) as to its qualification under the Code, and to the Knowledge of Seller nothing has occurred, whether by action or failure to act, that could be expected to cause the loss of such qualification. Neither Seller nor any ERISA Affiliate maintains or contributes to (or has ever maintained or contributed to) an employee pension benefit plan subject to Title IV of ERISA or Section 412 of the Code.

(e)     Neither the execution of this Agreement by Seller nor the consummation of the transactions contemplated hereby will obligate the Buyer to continue any Compensation and Benefit Plan.

3.20.	Labor Matters.

(a)     Except as set forth on Part 3.20(a) of the Disclosure Schedule, (i) Seller is not a party to or bound by, and its employees are not covered by, any labor or collective bargaining agreement; (ii) Seller does not have any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to its employees; (iii) there are no pending or, to Seller’s Knowledge, Threatened, or any basis for, complaints, charges or claims against Seller with any Governmental Body or any other Proceeding regarding the employment or termination of employment by Seller of any individual; (iv) each Person providing services to Seller that has been treated by Seller as an employee is an “at-will” employee whose employment may be terminated by Seller at any time and for any reason; and (v) each Person providing services to Seller that has been treated by Seller as an independent contractor, rather than as an employee, has been properly characterized as a contractor by Seller using the applicable rules and regulations of the Code.

(b)     Part 3.20(b) of the Disclosure Schedule lists the names and job titles of all present employees of Seller (including employees who are out on leave or on layoff status), the total compensation payable to each. There are no written employment or similar agreements for a fixed term between any employee of Seller and Seller. No current employees or independent contractors have notified Seller of an intention to leave their employment or engagement.

(c)     Seller is in compliance in all material respects with all applicable Legal Requirements and contractual arrangements respecting employment and employment practices and independent contractor arrangements. Seller is not liable for any payment to any trust or other fund or to any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no Proceedings pending or, to Seller’s Knowledge, Threatened, involving Seller relating to its employment practices, any applicable Legal Requirements or any employment or services agreement.

3.21.	Disclosure.

No representation or warranty of Seller or Shareholders in this Agreement, in the Disclosure Schedule or in the Closing Documents contains an untrue statement of material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

4.	REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1.	Organization and Good Standing.

Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of Delaware.

4.2.	Authority; No Conflict.

(a)     This Agreement and the Closing Documents to which Buyer is a party constitute the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the limited liability company power and authority to execute and deliver this Agreement and the Closing Documents to which it is a party and to perform its obligations hereunder and thereunder, and to consummate the Contemplated Transactions. The execution, delivery and performance of this Agreement and the Closing Documents to which Buyer is a party has been duly and validly authorized by all necessary limited liability company actions by Buyer.

(b)     Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to (i) any provision of Buyer’s Organizational Documents; (ii) any Legal Requirement or Order to which Buyer may be subject; or (iii) any material Contract to which Buyer is a party or by which Buyer may be bound. Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3.	Certain Proceedings.

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been Threatened and no event has occurred or circumstance exist that may give rise to or serve as a basis for the commencement of any such Proceeding.

4.4.	Brokers or Finders.

Buyer has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

5.	COVENANTS

5.1.	Tax Clearance.

Seller shall use its commercially reasonable efforts to obtain all certificates of clearances for Taxes (“Tax Clearances”), if any, provided or required by the States of Illinois, Iowa and Missouri and applicable local jurisdictions certifying as to the payment by or on behalf of Seller of all Taxes due on or prior to a date not more than thirty (30) days prior to the Closing Date (it being agreed and understood that, notwithstanding the foregoing, if any Tax Clearances are not obtained prior to the Closing, Seller shall obtain such Tax Clearances after the Closing and deliver copies of the same to Buyer and shall in all events be responsible for, and shall discharge in full, any and all liabilities and obligations therefor).

5.2.	Employee Matters.

(a)     The Buyer or one of its Affiliate may offer such new terms of employment (as the Buyer may determine, in its sole discretion), effective upon the Closing, to any or all of the employees. Nothing in this Section 5.2 shall preclude the Buyer or its Affiliate from making changes to the terms and conditions of employment of any employees who become employed by the Buyer or its Affiliate as of the Closing Date (in either case, an “Acquired Employee”) or terminating individual Acquired Employees in the Ordinary Course of Business.

(b)     Before the Closing, the Seller shall have terminated the employment of each of the employees set forth in Schedule 5.2(b), effective as of Effective Time. Seller shall pay to each such employee within three (3) days after Closing any and all amounts necessary to satisfy all compensation, benefits and wage obligations of the Seller for all periods prior to the Closing, including but not limited to any wages, paid time off, bonuses and commissions due to such employees.

(c)     Buyer acknowledges and agrees that post-Closing Sara Brucker, Financial Systems Manager, may at Seller’s expense during non-business hours continue to provide services to Seller for purposes of finalizing Seller’s 2018 tax returns and assisting Seller with post-Closing transition matters.

5.3.	RIGHT OF FIRST REFUSAL.

Buyer shall have the right of first refusal with respect to any outdoor advertising permits or structures that the Seller or the Shareholders may acquire, or may obtain the right to acquire, in connection with the resolution of those certain litigation matters disclosed on Part 3.12(b) of the Disclosure Schedule (Nos. 1 and 2) (“New Advertising Assets”). In the event that such Parties receive a bona fide third party offer for such New Advertising Assets that they intend to accept, such Parties shall give written notice to Buyer identifying the assets and the offer terms upon which they are willing to sell. Buyer shall have the option to purchase the New Advertising Assets upon the same terms stated in the notice for thirty (30) days following the giving of such notice.

6.	INDEMNIFICATION; REMEDIES

6.1.	Indemnification by Seller.

Seller and Shareholders, jointly and severally, agree to indemnify and hold harmless Buyer, and Buyer’s officers, managers, employees, agents, controlling Persons, and Affiliates (collectively, the “Seller Indemnified Persons”) for, and will pay to Seller Indemnified Persons the amount of, any loss, liability, claim, damage, expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees) incurred by such party, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a)     any breach of any representation or warranty made by Shareholders or Seller in this Agreement, the Disclosure Schedule, the Closing Documents or any other certificate or document delivered by them pursuant to this Agreement;

(b)     any breach by Shareholders or Seller of any covenant or obligation of Shareholders or Seller in this Agreement, the Closing Documents or any certificate or document delivered by them pursuant to this Agreement;

(c)     ownership, possession or use of the Assets prior to and including the Effective Date; and

(d)     the failure of Seller to satisfy and discharge any Excluded Liabilities.

6.2.	Indemnification and Payment of Damages by Buyer.

Buyer will indemnify and hold harmless Shareholders and Seller and its directors. officers, employees, agents, controlling Persons, and Affiliates (collectively, the “Buyer Indemnified Persons”) for, and will pay to the Buyer Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with:

(a)     any breach of any representation or warranty made by Buyer in this Agreement, the Closing Documents or in any certificate or document delivered by Buyer pursuant to this Agreement;

(b)     any breach by Buyer of any covenant or obligation of Buyer in this Agreement, the Closing Documents or any certificate or document delivered by Buyer pursuant to this Agreement;

(c)     ownership, possession and use of the Assets after the Effective Date; and

(d)     the failure of Buyer to satisfy and discharge any Assumed Liabilities.

6.3.	Procedure for Indemnification -- Third Party Claims.

(a)     Promptly after receipt by an Indemnified Person under Section 6.1 or 6.2, of notice of any claim against it, such Indemnified Person will, if a claim is to be made against an Indemnifying Party under such Section, give notice to the Indemnifying Party of the commencement of such claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnifying Party’s failure to give such notice.

(b)     If any claim referred to in Section 6.3(a) is brought against an Indemnified Person and it gives written notice to the Indemnifying Party of such claim, the Indemnifying Party may, at its option, assume the defense of such claim with counsel satisfactory to the Indemnified Person and, after written notice from the Indemnifying Party to the Indemnified Person of its election to assume the defense of such claim, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 6 for any fees of other counsel or any other expenses with respect to the defense of such claim, subsequently incurred by the Indemnified Person in connection with the defense of such claim, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a claim, (i) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Person’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (ii) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent. Subject to Section 6.3(c), if notice is given to an Indemnifying Party of any claim and the Indemnifying Party does not, within fifteen (15) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such claim then the Indemnified Party shall defend such claim and, the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Person.

(c)     Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by written notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such claim, but the Indemnifying Party will not be bound by any determination of a claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

6.4.	Procedure for Indemnification -- Other Claims.

A claim for indemnification for any matter not involving a third-party claim shall be asserted by written notice to the Indemnifying Party from whom indemnification is sought, describing the Damages, the amount thereof, if known, and the method of computation of such Damages, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Damages have occurred. The amount of the Damages set forth in the notice shall not be a limitation on any claim for the actual amount of such Damages, however. If the Indemnifying Party does not object in writing to an indemnification notice claim within thirty (30) days after receiving notice, the Indemnified Party shall be entitled to recover promptly from the Indemnifying Party the amount of such claim, but such recovery shall not be deemed to limit the amount of any additional indemnification to which the Indemnified Party may be entitled pursuant to this Article 10. If the Indemnifying Party asserts that it has an indemnification obligation in a lesser amount than claimed, the Indemnified Party shall nevertheless be entitled to recover promptly from the Indemnifying Party the lesser amount, without prejudice to the Indemnified Party’s claim for the difference.

6.5.	Survival/Limitations.

The parties hereto agree that (i) the covenants and agreements contained in the Agreement and any document delivered pursuant hereto and the representations and warranties contained in Sections 3.1, 3.2(a), 3.8, 3.11, 3.15, 3.19, 4.1 and 4.2(a), shall survive until ninety (90) days after the expiration of all applicable statutes of limitation with respect to the subject matter thereof, and (ii) all other representations and warranties shall survive for three (3) years following the Closing Date. Any indemnification claim pursuant to this Article 6 must be made on or before the expiration of the applicable survival period for the representation, warranty, covenant or agreement upon which the claim is based.

6.6.	Exclusive Remedy.

The provisions of this Article 6 shall constitute the exclusive remedy of the Parties with respect to any claims for Damages resulting from or arising out of a breach of the representations and warranties contained herein, except with respect to any Damages incurred as a result of, or in connection with any intentional wrongdoing or fraud on the part of the other Party.

7.	GENERAL PROVISIONS

7.1.	Expenses.

Except as otherwise expressly provided in this Agreement, each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, brokers or finders, counsel, and accountants. In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party. Sales and other transfer Taxes, if any, arising out of or in connection with the Contemplated Transactions shall be borne by Seller. Each Party hereto shall indemnify the other for its failure to pay any brokerage or finders’ fees or agents’ commission or similar payment incurred by such Party or its Representatives in connection with this Agreement. In any Proceeding involving Buyer and Seller arising out of or otherwise relating to this Agreement, the prevailing party shall be entitled to recover from the other party, in addition to damages, injunctive or other relief, if any, all costs and expenses (whether or not allowable as “cost” items by law) reasonably incurred at, before and after trial or on appeal, or in any bankruptcy or arbitration proceeding, including, without limitation, attorneys’ and witness (expert and otherwise) fees, deposition costs, copying charges and other expenses.

7.2.	Headings; Construction.

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

7.3.	Public Announcements.

Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and Seller agree in writing, provided that the parties shall reasonably cooperate in such announcements, and provided further that nothing contained herein shall prevent any Party from at any time furnishing information required by a Governmental Body.

7.4.	Availability of Equitable Remedies.

The Parties acknowledge and agree that (i) a breach of the provisions of this Agreement may not adequately be compensated by money damages, and (ii) any Party shall be entitled, either before or after the Closing, in addition to any other right or remedy available to it, to an injunction restraining such breach, and no bond or other security shall be required in connection therewith.

7.5.	Notices.

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when : (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid; in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a Party may designate by notice to the other Parties):

If to Buyer, to:

Link Media Midwest, LLC

200 Mansell Court East

Suite 325

Roswell GA, 30076

Attention: James A. McLaughlin

Telephone: 678-906-2960

Email:     Jim@linkmediaoutdoor.com

If to Seller, to:

Key Outdoor, Inc.

1873 Armour Rd

Bourbonnais IL 60914

Attention: Angela K. Dahl

Telephone: 815-937-4579

Email: angelakdahl@keyoutdoor.com

7.6.	Further Assurances.

The Parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

7.7.	Waiver.

Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

7.8.	Entire Agreement and Modification.

This Agreement (together with the Exhibits, Schedules, and the Disclosure Schedule hereto) supersedes all prior agreements between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.

7.9.	Assignments, Successors and No Third Party Rights.

No Party may assign any of its rights or liabilities under this Agreement without the prior consent of the other Party, except that Buyer may assign its rights, but not its obligations, hereunder to (i) a subsequent purchaser of the Assets, (ii) an Affiliate, or (iii) any of its lenders. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the Parties, and their successors, by liquidation or otherwise, and their permitted assigns. Nothing expressed or referred to in this Agreement (other than the indemnification provisions of Article 6) will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

7.10.	Severability.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.11.	Post-Closing Access to Books and Records.

Buyer agrees that all Books and Records delivered to Buyer by Seller pursuant to this Agreement shall be maintained open for inspection by Seller at any time during regular business hours upon reasonable notice for a period of four (4) years (or for such longer period as may be required by applicable Legal Requirements) following the Closing and that, during such period, Seller, at its expense, may make such copies thereof as it may reasonably desire. Seller agrees that any books and records, including without limitation, the Pre-2016 Accounting Records relating to the Assets and the Business and retained by Seller shall be maintained open for inspection by Buyer at any time during regular business hours for a period of four (4) years (or for such longer period as may be required by applicable Legal Requirements) following the Closing and that, during such period, Buyer, at its expense, may make such copies thereof as it may reasonably desire. Both Buyer and Seller shall reasonably cooperate with each other, and shall cause their accountants and advisors to reasonably cooperate in connection with any reasonable requests for copies (electronic or otherwise) to the pre-Closing books and records relating to the Assets or Business retained by such Party; provided that the requesting Party shall be responsible for any out of pocket costs incurred in fulfilling such a request. Seller acknowledges that Buyer is undergoing an audit that must be completed within 75 days after the Closing, and agrees to promptly provide copies of any books and records requested by Buyer’s auditors for the completion of this audit. Nothing contained in this Section 7.11 shall obligate any Party hereto to make available any books and records if to do so would violate the terms of any Contract or Legal Requirement to which it is a party or to which it or its assets are subject.

7.12.	Transition Matters.

(a)     Seller will allow Buyer sixty (60) days following the Closing Date to transfer the electric service accounts for the Structures into the name of Buyer as well as the other services listed on Schedule 7.12 and will not disconnect such services prior to such time. Buyer will promptly reimburse Seller for any costs incurred by Seller with respect to the accounts for electric services and other services during the period from the Closing Date to the transfer of these accounts.

(b)     Buyer will have up to twelve (12) months after Closing to remove and dispose of the imprints containing the name “Key Outdoor” from the Structures.

7.13.	Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois. Venue for any action shall lie in Cook County, Illinois.

7.14.	Confidentiality.

Each Party hereto will hold, and will use its commercially reasonable efforts to cause its Affiliates, and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative), unless (a) compelled to disclose by judicial or administrative process or by other Legal Requirements or (b) disclosed in a Proceeding brought by a Party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other Party or any of its Affiliates furnished to it by the other Party or such other Party’s Representatives in connection with this Agreement or the Contemplated Transactions, except to the extent that such documents or information can be shown to have been (i) previously known by the Party receiving such documents or information, (ii) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving Party or (iii) later acquired by the receiving Party from another source if the receiving Party is not aware that such source is under an obligation to another Party hereto to keep such documents and information confidential; provided, that following the Closing the foregoing restrictions will not apply to Buyer’s use of documents and information concerning the Assets and the Business furnished by Seller hereunder. In the event the transactions contemplated hereby are not consummated, upon the request of the other Party, each Party hereto will, and will cause its Affiliates and their respective Representatives to, promptly redeliver or cause to be redelivered all copies of confidential documents and information furnished by the other Party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the Party furnished such documents and information or its Representatives.

7.15.	Joint and Several.

The obligations and liabilities of Seller and Shareholders hereunder are joint and several.

7.16.	Incorporation of Exhibits, Schedules and Disclosure Schedule.

The Exhibits, Schedules and Disclosure Schedule identified in this Agreement are incorporate herein by reference and made a part hereof.

7.17.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement and may be used in lieu of the original signed Agreement for all purposes.

7.18.	WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION (WHETHER IN CONTRACT OR TORT) BROUGHT BY OR AGAINST IT THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT).

IN WITNESS WHEREOF, the Parties have executed, sealed and delivered this Agreement as of the date first written above.

BUYER:

LINK MEDIA MIDWEST, LLC

By:	/s/ James A. McLaughlin
James A. McLaughlin, CEO

SELLER:

KEY OUTDOOR, INC.

By:	/s/ Angela K. Dahl
Angela K. Dahl, President

SHAREHOLDERS:

/s/ Angela K. Dahl
Angela K. Dahl

/s/ Robert A. Dahl
Robert A. Dahl

[Asset Purchase Agreement Signature Page]

EXHIBIT A

DEFINITIONS

“Advertising Contracts” – as defined in Section 2.2(c).

“Agreement” – as defined in the first paragraph of this Agreement.

“Affiliates” – when used with reference to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the specified Person. For purposes of this definition of Affiliate, “control” means the possession, directly or indirectly, of the power to direct or to cause the direction of management and policies of the Person in question, whether through the ownership of voting securities or by contract or otherwise.

“Assets” – as defined in Section 2.2.

“Assumed Contracts” – Site Leases, the Advertising Contracts and the Other Assumed Contracts listed on Schedules 2.2(b), 2.2(c) and 2.2(e) and included in the Assets.

“Assumed Liabilities” – as defined in Section 2.3.

“Best Efforts” – the efforts that a prudent Person desirous of achieving a result would use in similar circumstances.

“Bill of Sale” – the Bill of Sale, Assignment and Assumption Agreement in the form of Exhibit B attached hereto.

“Books and Records” – All of Seller’s books and records, including electronic records, relating to the Assets and their operation, including, without limitation, billing and accounts receivables records, all Site Lease files, Advertising Contract files, Permit files, and warranty, maintenance and other records for the Structures.

“Business” – the business of owning, leasing, maintaining and operating the Assets as conducted by Seller.

“Business Days” – Monday through Friday, excluding Federal holidays.

“Buyer” – as defined in the first paragraph of this Agreement.

“Buyer Indemnified Persons” – as defined in Section 6.2.

“Closing” – as defined in Section 2.5.

“Closing Date” – the date and time as of which a Closing actually takes place.

“Closing Documents” – as defined in Section 3.2(a).

“Code” – the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Confidential Information” – any information concerning the businesses and affairs of Seller that is not generally available to the public.

“Consent” – any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contemplated Transactions” – all of the transactions contemplated by this Agreement, including (a) the purchase of the Assets by Buyer from Seller and assignment to and assumption by Buyer of the Assumed Liabilities, (b) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement and (c) the entering into of the New Office Leases.

“Contract” – any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Damages” – as defined in Section 6.1.

“Disclosure Schedule” – the disclosure schedule, delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement and attached to this Agreement.

“Effective Time” – as defined in Section 2.5.

“Encumbrance” – any charge, claim, condition, equitable interest, lien, option, pledge, security interest, mortgage, deed of trust, charge, right of first refusal, or restriction of any kind, including any restriction on use, transfer, receipt of income, or exercise of any other attribute of ownership or other right of any third party with respect thereto.

“Environment” – soil, land surface or subsurface strata, surface waters, ground waters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Law” – any Legal Requirement pertaining to environmental discharges, Release, emissions or spills or the manufacture, sale, processing, handling, transportation, storage or disposal of any Hazardous Materials, or relating to any environmental processes or condition, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act (“RCRA”), the Endangered Species Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Hazardous Materials Transportation Act, the Surface Mining Control and Reclamation Act, the Emergency Planning and Community Right to Know Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Coastal Zone Management Act, the National Environmental Policy Act, the Noise Control Act. As used in this Agreement, Environmental Laws shall mean any of such laws or regulations as the same exist now or at the Closing Date.

“ERISA” – the Employee Retirement Income Security Act of 1974, as amended and the regulations promulgated thereunder.

“ERISA Affiliate” – any other organization that is a member of the same “controlled group” as the Seller within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

“Excluded Liabilities” – as defined in Section 2.4.

“Governmental Authorization” – any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” – any federal, state, local, municipal, foreign, or other government; or governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal).

“Hazardous Materials” – any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“Indemnified Person” – any of the Seller Indemnified Persons or the Buyer Indemnified Persons, as the context requires.

“Indemnifying Party” – Buyer or Seller and Shareholders, as the context requires.

“Key Properties” – Key Properties, LLC.

“Key Properties RE Interests” – Those easements and fee simple real estate interests owned by Key Properties and leased to Seller, as set forth on Part 3.9(b) of the Disclosure Schedule but excluding the Leased Office Properties.

“Key Properties Office Leases” – Leases of four office buildings by Key Properties to Seller.

“Key Properties Site Leases” – Leases of the Key Properties RE Interests by Key Properties to Seller for the location and operation of Structures.

“Key Real Property” – Real Property used in the Business of Seller and owned by Key Properties, LLC, the Shareholders or any other Related Party of Seller or Shareholders.

“Knowledge” – a Person will be deemed to have “Knowledge” of a particular fact or other matter if such Person is actually aware of such fact or other matter after reasonable inquiry. A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as a manager, director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has Knowledge of such fact or other matter. With respect to Seller, the Knowledge of either of the Shareholders shall also be the Knowledge of Seller.

“Leased Office Properties”- as defined in Section 3.9(a).

“Legal Requirements” – any federal, state, local, municipal, foreign, international, multinational, or other administrative Order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Material Adverse Change” – a change that will probably cause a Material Adverse Effect.

“Material Adverse Effect” – a material adverse effect on, the Assets, the associated Business or operations or conditions (financial or otherwise) relating thereto, taken as a whole.

“New Office Leases – as defined in Section 2.11.

“New Structures” – any outdoor advertising signs or structures not yet built or installed.

“Non-Competition Agreement” – a five (5) year Non-Competition Agreement among Buyer, Seller and Shareholders in the form of Exhibit C.

“Order” – any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” – an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” if such action is consistent with the past custom and practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person (including with respect to quantity and frequency).

“Organizational Documents” – (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of organization and the operating agreement of any limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

“Other Contract” – any Contract (other than an Assumed Contract) relating to or affecting the Assets, the Business or the operation thereof (i) under which either Seller has or may acquire any rights, (ii) under which either Seller has or may become subject to any obligation or liability, or (iii) by which either Seller or any of the Assets is or may become bound.

“Party” – as defined in the first paragraph of this Agreement.

“Permits” – as defined in Section 2.2(d).

“Permitted Liens” – liens for Taxes of Seller not yet delinquent.

“Person” – any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Pre-2016 Accounting Records”— billing, accounts receivable, rent roll and other similar backup accounting records for the period prior to January 1, 2016.

“Proceeding” – any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchase Price” – as defined in Section 2.6.

“Real Property” – real property and any rights therein, and all buildings, facilities, structures, fixtures, leasehold and other improvements located thereon.

“Related Person” – with respect to a particular individual:

(a)     each other member of such individual’s Family;

(b)     any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;

(c)     any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d)     any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a)     any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(b)     any Person that holds a Material Interest in such specified Person;

(c)     each Person that serves as a director, officer, partner, manager, executor, or trustee of such specified Person (or in a similar capacity);

(d)     any Person in which such specified Person holds a Material Interest;

(e)     any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(f)     any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

“Release” – any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

“Representative” – with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Refurbished Structures”— existing Structures or previously existing outdoor advertising structures that Seller has scheduled to be rebuilt or refurbished.

“Required Consents” – as set forth on Part 3.2(c) of the Disclosure Schedule.

“Seller” – as defined in the first paragraph of this Agreement.

“Seller Indemnified Persons” – as defined in Section 6.1

“Shop Leases” – as defined in Section 2.2(b).

“Shop Properties”– as defined in Section 3.9(a).

“Site Leases” – as defined in Section 2.2(b).

“Shareholders” – as defined in the preamble.

“Structures” – as defined in Section 2.2(a).

“Tax” – shall mean all tax (including income tax, capital gains tax, value added tax, sales tax, property tax, transfer tax or intangibles tax), levy assessment, tariff, duty, deficiency or other fee and any related charge or amount (including fine, penalty and interest) imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Clearances” – as defined in Section 5.1.

“Tax Return” – any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Threatened” – a claim, Proceeding or dispute will be deemed to have been “Threatened” if any demand or statement has been made or any notice has been given that would lead a prudent Person to conclude that such a claim, Proceeding or dispute is likely to be asserted, commenced, taken, or otherwise pursued in the future.

“Watchfire Contract” – Agreement with Watchfire Digital Outdoor dated June 20, 2014 for the purchase of digital faces, pursuant to which orders (labeled 118982, 118983, 118984 and 118985) for 4 digital faces are outstanding.